EXHIBIT 99.1


Media contact:        Sheila Odom
                      402.458.2329
                      nelnetcommunications@nelnet.net

Investor contact:     Cheryl Watson
                      317.469.2064
                      investorrelations@nelnet.net

For immediate release

Nelnet recognizes income

(Lincoln, NE) - Today, Nelnet announced that, effective June 30, 2004, it will begin to recognize income related to student loan portfolios funded from the proceeds of tax-exempt bonds, including amounts previously deferred through that date.

Based on provisions of the Higher Education Act of 1965 and related interpretations, education lenders may receive special allowance payments providing a 9.5% rate on loans previously financed with tax-exempt obligations issued prior to October 1, 1993. The company had previously sought confirmation regarding whether it was allowed to recognize special allowance income based on this minimum rate of return. For periods through March 31, 2004, as previously disclosed, the company had deferred recognition of this excess income generated by these loans pending satisfactory resolution of this issue. After consideration of certain clarifying information received in connection with the guidance it had sought, Nelnet has concluded that the earnings process has been completed. The company is recognizing the related income for the current period, and will recognize the related income for subsequent periods as earned.

Earnings related to the deferred income at March 31, 2004, which deferred income was previously included in other liabilities on Nelnet's balance sheet, together with related income generated by these loans during the second quarter, will be included in the company's operating results for the quarter ended June 30, 2004, which are expected to be released at the end of July.

Recently named to the Russell 3000 index and awarded the Exceptional Performance designation by the U.S. Department of Education, Nelnet is one of the leading educational finance companies in the United States. With over $12 billion in total assets, Nelnet originates in excess of $2 billion for itself and its service partners annually, and its servicing software is used by 35 clients, including Nelnet, to service over $49 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Additional information is available at www.nelnet.net.

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Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

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